CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of XFit Brands, Inc. (“XFit”) of our report dated September 28, 2016, relating to our audits of the consolidated financial statements for the years ended June 30, 2016 and 2015, and our report dated December 28. 2016, relating to the audits of the financial statements of Environmental Turf Services for the years ended December 31, 2015 and 2104, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Accell Audit & Compliance, P.A.
March 27, 2017